================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            BRIO TECHNOLOGY, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                      PATRICK BARRY, VENTURE LAW GROUP
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                             BRIO TECHNOLOGY, INC.
                            3460 WEST BAYSHORE ROAD
                              PALO ALTO, CA 94303

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD AUGUST 12, 1998

  The Annual Meeting of Stockholders (the "Annual Meeting") of Brio Technology, Inc., a Delaware corporation (the "Company"), will be held at the Hyatt Rickeys, located at 4219 El Camino Real in Palo Alto, California on Wednesday, August 12, 1998, at 10:00 a.m., local time, for the following purposes:

  1. To elect six (6) directors of the Company to serve until the next Annual Meeting of Stockholders or until their respective successors are elected and qualified;

  2. To ratify the appointment of Arthur Andersen LLP as the independent public accountants of the Company for the fiscal year ending March 31, 1999;

  3. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

  The foregoing items of business, including the nominees for directors, are more fully described in the Proxy Statement which is attached and made a part of this Notice.

  The Board of Directors has fixed the close of business on Tuesday, July 28, 1998 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

  All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you expect to attend the Annual Meeting in person, you are urged to mark, date, sign and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the Annual Meeting. If you send in your proxy card and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

                                          By Order of the Board of Directors,

                                          Karen J. Willem
                                          Chief Financial Officer

Palo Alto, California
July 31, 1998

                                   IMPORTANT

   WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. IF A QUORUM IS NOT REACHED, THE COMPANY WILL HAVE THE ADDED EXPENSE OF RE-ISSUING THESE PROXY MATERIALS. IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                        THANK YOU FOR ACTING PROMPTLY.

                             BRIO TECHNOLOGY, INC.
                            3460 WEST BAYSHORE ROAD
                              PALO ALTO, CA 94303

                                PROXY STATEMENT

GENERAL

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of Brio Technology, Inc., a Delaware corporation (the "Company"), of proxies in the enclosed form for use in voting at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Hyatt Rickeys, located at 4219 El Camino Real in Palo Alto, California on Wednesday, August 12, 1998, at 10:00 a.m., local time, and any adjournment or postponement thereof.

  This Proxy Statement, the enclosed proxy card and the Company's Annual Report to Stockholders for the fiscal year ended March 31, 1998, including financial statements, were first mailed to stockholders entitled to vote at the meeting on or about July 31, 1998.

REVOCABILITY OF PROXIES

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company, Attention:
Linda Griffiths-Forsyth, a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

RECORD DATE; VOTING SECURITIES

  The close of business on Tuesday, July 28, 1998 has been fixed as the record date (the "Record Date") for determining the holders of shares of Common Stock of the Company entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, the Company had approximately 14,346,123 shares of Common Stock outstanding and held of record by approximately 126 stockholders.

VOTING AND SOLICITATION

  Each outstanding share of Common Stock on the Record Date is entitled to one vote on all matters. Shares of Common Stock may not be voted cumulatively.

  Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections (the "Inspector") with the assistance of the Company's transfer agent. The Inspector will also determine whether or not a quorum is present. The nominees for election as directors at the Annual Meeting will be elected by a plurality of the votes of the shares of Common Stock present in person or represented by proxy at the meeting. All other matters submitted to the stockholders will require the affirmative vote of a majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present as required under Delaware law for approval of proposals presented to stockholders. In general, Delaware law also provides that a quorum consists of a majority of the shares entitled to vote and present in person or represented by proxy. The Inspector will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and as negative votes for purposes of determining the approval of any matter submitted to the stockholders for a vote. Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted FOR the election of directors, FOR ratification of the appointment of the designated independent public accountants and as the proxy holders deem advisable on other matters that may come before the meeting, as the case may be with respect to the item not marked. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter ("broker non-votes"), those shares will not be considered as present with respect to that matter. The Company believes that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

  The solicitation of proxies will be conducted by mail and the Company will bear all attendant costs. These costs will include the expense of preparing and mailing proxy solicitation materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation materials regarding the Annual Meeting to beneficial owners of the Company's Common Stock. The Company may conduct further solicitation personally, telephonically or by facsimile through its officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation.

                                PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

GENERAL

  The Company currently has authorized six (6) directors. In accordance with the terms of the Company's Restated Certificate of Incorporation, effective at the time the Company becomes a Listed Corporation within the meaning of
Section 301.5 of the California Corporation Code, the terms of office of the Board of Directors will be divided into two classes: Class I, whose term will expire at the annual meeting of stockholders to be held in 1999, and Class II, whose term will expire at the annual meeting of stockholders to be held in 2000. The Class I directors (the "Class I Directors") are E. Floyd Kvamme, Norman L. Vincent and Katherine Glassey, and the Class II directors (the "Class II Directors") are Yorgen H. Edholm, Bernard J. Lacroute and Mark B. Weeks. At each annual meeting of stockholders after the Annual Meeting, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the second annual meeting following election. Any additional directorships resulting from an increase in the number of directors will be distributed among the two classes so that, as nearly as possible, each class will consist of one-half of the directors.

NOMINEES

  At the Annual Meeting, the stockholders will elect six (6) directors, each to serve until the next annual meeting at which elections of the class of directors to which such director belongs are held, or, in each case, until their respective successors are elected and qualified. Accordingly, the Class I Directors are elected to serve until the annual meeting of stockholders to be held in 1999, and the Class II Directors are elected to serve until the annual meeting of stockholders to be held in 2000. In the event any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the present Board or the proxy holders to fill such vacancy, or for the balance of the nominees named without nomination of a substitute, or the size of the Board may be reduced in accordance with the Bylaws of the Company. The Board has no reason to believe that any of the persons named below will be unable or unwilling to serve as a nominee or as a director if elected.

  The names of the Directors, their ages as of April 30, 1998 and certain other information about them are set forth below:

                                                                          DIRECTOR
   NAME OF DIRECTORS             AGE        PRINCIPAL OCCUPATION           SINCE
   -----------------             ---        --------------------          --------
   Yorgen H. Edholm............  43  President, Chief Executive Officer     1989
                                      and Chairman of the Board of
                                      Directors
   Katherine Glassey...........  40  Executive Vice President, Products     1989
                                      and Services, Chief Technology
                                      Officer and Director
   E. Floyd Kvamme(1)(2).......  60  Director                               1995
   Bernard J. Lacroute(1)(2)...  54  Director                               1995
   Norman L. Vincent(1)(2).....  65  Director                               1995
   Mark B. Weeks(1)(2).........  37  Attorney                               1998

--------
(1)Member of Audit Committee
(2)Member of Compensation Committee

  Yorgen H. Edholm is a co-founder of the Company and has been its President, Chief Executive Officer and Chairman of the Board of Directors since inception. Prior to founding the Company, Mr. Edholm was a manager with the Management Consulting Division of Arthur Young & Company in New York (now Ernst & Young, LLP) where he co-founded the microcomputer-based Decision Support Systems Group. Before that, Mr. Edholm was a product manager with Industri Mathematics AB in Stockholm, Sweden. Mr. Edholm holds a M.S. degree in Computer Science and Applied Mathematics from the School of Physical Engineering at the Royal Institute of Technology in Stockholm, Sweden and an M.B.A. degree in Organizational Behavior and International Economics from the Stockholm School of Economics in Stockholm, Sweden. Mr. Edholm is the spouse of Katherine Glassey.

  Katherine Glassey is a co-founder of the Company and has been its Executive Vice President, Products and Services and Chief Technology Officer since January 1997 and has been a director since inception. Prior to joining the Company, Ms. Glassey established and managed application development and consulting organizations for Metaphor Computer Systems, Inc. ("Metaphor"), a decision support hardware and software company. Before joining Metaphor, Ms. Glassey was a Senior Consultant with the Management Consulting Division of Arthur Young & Company in New York. During that time, she co-founded the microcomputer-based Decision Support Systems Group whose charter was to use personal computers to enable end-users to make decisions based on corporate data. Ms. Glassey holds a B.S. degree in Operations Research from Cornell University with a Minor in English Literature. Ms. Glassey is the spouse of Yorgen H. Edholm.

  E. Floyd Kvamme has been a director of the Company since March 1995. He is currently also a director of Harmonic Lightwaves, Inc., National Semiconductor, Photon Dynamics, Inc., Power Integrations, Prism Solutions, TriQuint Semiconductor, Inc., and several privately held companies. He has been a partner of Kleiner Perkins Caufield & Byers, a venture capital firm, since 1984. In 1982 he became Executive Vice President of Sales and Marketing for Apple Computer. While at Apple, his responsibilities included worldwide sales, marketing, distribution and support. He holds two degrees in Electrical Engineering; a B.S. degree from the University of California and a M.S. degree from Syracuse University.

  Bernard J. Lacroute has been a director of the Company since March 1995. He is currently also a director of several privately held companies. Mr. Lacroute has been a partner with Kleiner Perkins Caufield & Byers since 1989. Prior to joining Kleiner Perkins Caufield & Byers, Mr. Lacroute held a number of Senior Executive positions in leading high technology firms including Digital Equipment Corporation and Sun Microsystems, Inc. Mr. Lacroute holds graduate degrees in Physics from the University of Grenoble and in Engineering from the Ecole Nationale Superieure d'lngenieurs, as well as an M.S. degree in Electrical Engineering from the University of Michigan.

  Norman L. Vincent has been a director of the Company since November 1995. From 1960 until 1995, Mr. Vincent held various positions at State Farm Mutual Auto Insurance Company ("State Farm") including, most recently, head of the systems department (Systems Vice President). During part of his tenure at State Farm, Mr. Vincent was a member of the Research Board, a private organization of Chief Information Officers. He currently serves on the board of NeoVista Solutions, Inc. Mr. Vincent holds a degree in Psychology from the University of Wisconsin, as well as an M.S. and a Ph.D. in Industrial Psychology from Purdue University.

  Mark B. Weeks has been a director of the Company since July 1998. Since June 1994, Mr. Weeks has been a director of Venture Law Group, A Professional Corporation, a law firm specializing in the representation of emerging technology companies.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

  During the period from March 31, 1997 through March 31, 1998 (the "last fiscal year"), the Board met 12 times and no director attended fewer than 75% of the aggregate number of meetings of the Board and meetings of the committees of the Board on which he or she served during such time. The Board has an Audit Committee and a Compensation Committee. The Board does not have a nominating committee or a committee performing the functions of a nominating committee. Although there are no formal procedures for stockholders to nominate persons to serve as directors, the Board will consider nominations from stockholders, which should be addressed to Linda Griffiths-Forsyth at the Company's address set forth above. Prior to the Company's initial public offering in May 1998, matters within the purview of the Company's Audit and Compensation Committees were considered by the full Board.

  The Audit Committee consists of directors Kvamme, Lacroute, Vincent and Weeks, four of the Company's non-employee directors, and held no meetings during the last fiscal year. Its functions are to recommend the engagement of the firm of certified public accountants to audit the financial statements of the Company and monitor the effectiveness of the audit effort, the Company's financial and accounting organization and its system of internal accounting controls.

  The Compensation Committee consists of directors Kvamme, Lacroute, Vincent and Weeks, and held no meetings during the last fiscal year. Its functions are to establish and administer the Company's policies regarding executive salaries and cash and long-term equity incentives. The Compensation Committee administers the Company's 1992 Stock Option Plan, the 1998 Stock Option Plan, the 1998 Employee Stock Purchase Plan and the 1998 Directors' Stock Option Plan.

COMPENSATION OF DIRECTORS

  Except for Mr. Vincent, who receives $500 per meeting for his attendance at meetings of the Board of Directors, the Company does not currently provide cash compensation to directors for services in such capacity. Directors may, however, be reimbursed for certain expenses in connection with attendance at Board and Committee meetings. Employee directors are eligible to participate in the Company's 1998 Employee Stock Purchase Plan and non-employee directors are eligible to participate in the 1998 Directors' Stock Option Plan (the "Directors' Plan"). Under the Directors' Plan, each person who becomes a nonemployee director of the Company is automatically granted a nonstatutory stock option to purchase 20,000 shares of Common Stock on the date on which the optionee first becomes a nonemployee director of the Company. Thereafter, on the date of each annual meeting of stockholders following which a nonemployee director is serving on the Board of Directors, each nonemployee director shall be granted an option to purchase 5,000 shares of Common Stock if, on such date, he or she has served on the Company's Board of Directors for at least six months. Messrs. Kvamme, Lacroute and Vincent, who will have served for more than six months prior to the date of the Annual Meeting, will each receive options to purchase 5,000 shares of Common Stock under the Directors' Plan if reelected at the meeting.

RECOMMENDATION OF THE BOARD:

                        THE BOARD RECOMMENDS A VOTE FOR
                   THE ELECTION OF ALL NOMINEES NAMED ABOVE.

                               ----------------

                                PROPOSAL NO. 2

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  Arthur Andersen LLP has served as the Company's independent public accountants since 1993 and has been appointed by the Board to continue as the Company's independent public accountants for the fiscal year ending March 31, 1999. In the event that ratification of this selection of independent public accountants is not approved by a majority of the shares of Common Stock voting at the Annual Meeting in person or by proxy, the Board will reconsider its selection of independent public accountants.

  A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting. This representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

RECOMMENDATION OF THE BOARD:

              THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF THE
    APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC
            ACCOUNTANTS FOR THE FISCAL YEAR ENDING MARCH 31, 1999.

                               ----------------

      COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth information that has been provided to the Company with respect to beneficial ownership of shares of the Company's Common Stock as of June 30, 1998 for (i) each person who is known by the Company to own beneficially more than five percent of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each of the executive officers named in the Summary Compensation Table of this Proxy Statement (the "Named Executive Officers"), and (iv) all directors and executive officers of the Company as a group.

                                                       SHARES OF COMMON STOCK
                                                       BENEFICIALLY OWNED(1)
                                                       ---------------------------
   OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS        NUMBER      PERCENT(2)
   ----------------------------------------------      ------------- -------------
   Entities affiliated with
    Kleiner Perkins Caufield & Byers(3)..............      3,046,518      21.2%
    2750 Sand Hill Road, Suite 250
    Menlo Park, CA 94025
   Entities affiliated with
    Integral Capital Partners(4).....................        805,147       5.6%
    2750 Sand Hill Road
    Menlo Park, CA 94025
   Yorgen H. Edholm(5)...............................      4,749,996      33.1%
   Katherine Glassey(5)..............................      4,749,996      33.1%
   Robert W. Currie(6)...............................        111,980       *
   Chris M. Grejtak(7)...............................         71,354       *
   Karen Willem(8)...................................         20,573       *
   E. Floyd Kvamme(9)................................      3,046,518      21.2%
    Kleiner Perkins Caufield & Byers
    2750 Sand Hill Road
    Menlo Park, CA 94025
   Bernard J. Lacroute(10)...........................      3,046,518      21.2%
    Kleiner Perkins Caufield & Byers
    2750 Sand Hill Road
    Menlo Park, CA 94025
   Norman L. Vincent(11).............................         12,500       *
    W 332 N5861 Meadowlark Ct.
    Nashotah, WI 53058
   Mark B. Weeks(12).................................         22,180       *
    c/o Venture Law Group
    2800 Sand Hill Road
    Menlo Park, CA 94025
   All directors and executive officers as a group (9
    persons)(13).....................................      8,035,101      56.0%

--------
 * Represents beneficial ownership of less than 1% of the Company's Common
   Stock.
(1) Except pursuant to applicable community property laws or as indicated in the footnotes to this table, to the Company's knowledge, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such stockholder.

 (2) Applicable percentage of ownership for each stockholder is based on 14,346,123 shares of Common Stock outstanding as of June 30, 1998 together with applicable options for such stockholders. Beneficial ownership is determined in accordance with the rules of the SEC. The number of shares beneficially owned by a person includes shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of June 30, 1998. Such shares issuable pursuant to such options are deemed outstanding for computing the percentage ownership of the person holding such options but are not deemed outstanding for the purposes of computing the percentage ownership of each other person. Unless otherwise indicated, the address of each of the individuals named above is: c/o Brio Technology, Inc., 3460 West Bayshore Road, Palo Alto, CA 94303.
 (3) Consists of 3,027,100 shares held by Kleiner Perkins Caufield & Byers VII and 19,418 shares held by KPCB Information Sciences Zaibatsu Fund II. E. Floyd Kvamme and Bernard J. Lacroute, both directors of the Company, are limited partners of KPCB VII Associates, the general partner of each of Kleiner Perkins Caufield & Byers VII and KPCB Information Sciences Zaibatsu Fund II. Each of Messrs. Kvamme and Lacroute disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.
 (4) Consists of 652,099 shares held by Integral Capital Partners III, L.P. and 153,048 shares held by Integral Capital Partners International III, L.P.
 (5) Includes 1,627,509 shares held by Mr. Edholm, 542,503 shares held by Ms. Glassey and 2,500,000 shares held by the Edholm Family Limited Partnership. Also includes an aggregate of 79,984 shares held in trusts for the children of which Mr. Edholm and Ms. Glassey are trustees and have voting power.
 (6) Consists of 111,980 shares issuable upon exercise of options exercisable within 60 days of June 30, 1998.
 (7) Includes 21,354 shares issuable upon exercise of options exercisable within 60 days of June 30, 1998.
 (8) Consists of 20,573 shares issuable upon exercise of options exercisable within 60 days of June 30, 1998.
 (9) Consists of 3,027,100 shares held by Kleiner Perkins Caufield & Byers VII and 19,418 shares held by KPCB Information Sciences Zaibatsu Fund II. E. Floyd Kvamme, a director of the Company, is a general partner of KPCB VII Associates, the general partner of each of Kleiner Perkins Caufield & Byers VII and KPCB Information Sciences Zaibatsu Fund II, shares voting and dispositive power with respect to the shares held by each such entity, and disclaims beneficial ownership of such shares in which he has no pecuniary interest.
(10) Consists of 3,027,100 shares held by Kleiner Perkins Caufield & Byers VII and 19,418 shares held by KPCB Information Sciences Zaibatsu Fund II. Bernard J. Lacroute, a director of the Company, is a general partner of KPCB VII Associates, the general partner of each of Kleiner Perkins Caufield & Byers VII and KPCB Information Sciences Zaibatsu Fund II, shares voting and dispositive power with respect to the shares held by each such entity, and disclaims beneficial ownership of such shares in which he has no pecuniary interest.
(11) Consists of 12,500 shares issuable upon exercise of options exercisable within 60 days of June 30, 1998.
(12) Consists of 355 shares held by Mr. Weeks, 6,485 shares held by Venture Law Group Investments 1995, 2,840 shares held by Venture Law Group Investments 1997 and 12,500 shares issuable upon exercise of a stock option held by Venture Law Group, A Professional Corporation. Mr. Weeks disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.
(13) Includes 166,407 shares issuable upon exercise of stock options exercisable within 60 days of June 30, 1998.

                       COMPENSATION OF EXECUTIVE OFFICERS

  The following table shows the compensation earned by (a) the individual who served as the Company's Chief Executive Officer during the fiscal year ended March 31, 1998; (b) the four other most highly compensated individuals who served as an executive officer of the Company during the fiscal year ended March 31, 1998; and (c) the compensation received by each such individual for the Company's preceding fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                                  LONG-TERM
                                                                 COMPENSATION
                                                                 ------------
                                         ANNUAL COMPENSATION        AWARDS
                                         --------------------    ------------
                                                                  SECURITIES
                                  FISCAL  SALARY    BONUS(1)      UNDERLYING
   NAME AND PRINCIPAL POSITION     YEAR     ($)       ($)          OPTIONS
   ---------------------------    ------ --------- ----------    ------------
   Yorgen H. Edholm..............  1998    175,000    44,723           --
    President, Chief Executive     1997    160,000     8,000           --
    Officer and Chairman of the
    Board of Directors
   Katherine Glassey.............  1998    145,000    33,542           --
    Executive Vice President,      1997    107,500     6,500           --
    Products and Services, Chief
    Technology Officer and
    Director
   Robert W. Currie..............  1998    170,000   108,419(2)        --
    Executive Vice President and   1997     78,125    18,750(2)    262,500
    General Manager, Worldwide
    Operations
   Chris M. Grejtak..............  1998    175,000    22,362        25,000
    Executive Vice President,      1997     41,843       --         75,000
    Marketing
   Karen J. Willem(3)............  1998     99,519    22,362        87,500
    Executive Vice President,      1997        --        --            --
    Finance and Operations, and
    Chief Financial Officer

--------
(1) Includes amounts earned with respect to such individual's performance in the applicable fiscal year.
(2) Represents sales commission.
(3) Ms. Willem joined the Company in August 1997. Ms. Willem's annualized salary in the last fiscal year was $150,000.

                       OPTION GRANTS IN LAST FISCAL YEAR

  The following table provides certain information with respect to stock options granted to the Named Executive Officers in the last fiscal year. In addition, as required by SEC rules, the table sets forth the hypothetical gains that would exist for the options based on assumed rates of annual compound stock price appreciation during the option term.

                                                                                 POTENTIAL REALIZABLE
                                                                                   VALUE AT ASSUMED
                                                                                 ANNUAL RATES OF STOCK
                                                                                  PRICE APPRECIATION
                                   INDIVIDUAL GRANTS                              FOR OPTION TERM(5)
                   --------------------------------------------------            ---------------------
                   NUMBER OF    PERCENT OF
                   SECURITIES TOTAL OPTIONS
                   UNDERLYING   GRANTED TO   EXERCISE OR MARKET PRICE
                    OPTIONS    EMPLOYEES IN  BASE PRICE   ON DATE OF  EXPIRATION
      NAME         GRANTED(1) FISCAL YEAR(2)  ($/SH)(3)    GRANT(4)      DATE      5%($)     10%($)
      ----         ---------- -------------- ----------- ------------ ---------- ---------------------
Yorgen H. Edholm        --          --            --          --             --        --          --
Katherine Glassey       --          --            --          --             --        --          --
Robert W. Currie        --          --            --          --             --        --          --
Chris M. Grejtak     25,000         3.5%        $1.20       $2.50     06/18/2002 $ 320,977 $   412,890
Karen Willem         75,000        10.4          2.00        3.50     08/20/2002   902,932   1,178,671
                     12,500         1.8          6.00        6.00     11/25/2002   100,489     146,445

--------
(1) With respect to Mr. Grejtak's option, 1/48 of the total shares vest on each monthly anniversary of the vesting commencement date. With respect to Ms. Willem's options, (i) the option to purchase 75,000 shares vests at the rate of 1/4 of such shares one year from the vesting commencement date, and 1/48th of the total shares on each monthly anniversary of the vesting commencement date thereafter and (ii) the option to purchase 12,500 shares vests at the rate of 1/48 of the total shares on each monthly anniversary of the vesting commencement date. The options expire five years from the date of grant, or earlier upon termination of employment.
(2) Based on an aggregate of 723,847 options granted to employees, consultants and directors during the last fiscal year.
(3) The exercise price per share of each option was equal to the fair value of the Common Stock on the date of grant as determined in good faith by the Board of Directors on such date based upon such factors as the purchase prices paid by investors for shares of the Company's Preferred Stock, the absence of a trading market for the Company's securities and the Company's financial outlook and results of operations. Such exercise prices are significantly lower than prices paid by investors purchasing shares of the Company's Preferred Stock in transactions taking place approximately contemporaneously with the grant of such options. In making its determination as to the exercise price of such options, the Board considered the fact that the Company's Preferred Stock carried certain rights, preferences and privileges, including a preference upon liquidation, sale or merger, enhanced voting rights, and antidilution rights, and purchasers of such Preferred Stock received additional contractual rights, including registration rights, information rights and rights of first offer on new issuances of Company securities.
(4) Represents the deemed fair market value used by the Company for accounting purposes.
(5) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the rules of the SEC. There can be no assurance that the actual stock price appreciation over the five-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the Named Executive Officers. The potential realizable value is calculated by assuming that the initial public offering price of the Company's Common Stock of $11.00 per share appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day at the appreciated price.

                         FISCAL YEAR-END OPTION VALUES

  The following table sets forth the number of shares covered by stock options as of the fiscal year ended March 31, 1998, and the value of "in-the-money" stock options, which represents the positive spread between the exercise price of a stock option and the market price of the shares subject to such option at the end of the fiscal year ended March 31, 1998.

                               NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                              UNDERLYING UNEXERCISED    IN-THE-MONEY OPTIONS AT
                             OPTIONS AT MARCH 31, 1998      MARCH 31, 1998(1)
                             ------------------------- -------------------------
NAME                         EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                         ----------- ------------- ----------- -------------
Yorgen H. Edholm............      --            --           --            --
Katherine Glassey ..........      --            --           --            --
Robert W. Currie............   87,240       175,260     $905,577    $1,801,923
Chris M. Grejtak............   16,146        33,854      158,231       331,769
Karen Willem................      521        86,979        2,605       734,895

--------
(1) Value of unexercised in-the-money options is based on a value of $11.00 per share of the Company's Common Stock, the price to the public in the Company's initial public offering in May 1998. Amounts reflected are based on the assumed value minus the exercise price multiplied by the number of shares acquired on exercise.

  Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Stock Performance Graph which follows shall not be deemed to be incorporated by reference into any such filings.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The following is a report of the Compensation Committee of the Board of Directors (the "Committee") describing the compensation policies applicable to the Company's executive officers during the fiscal year ended March 31, 1998. The Committee is responsible for establishing and monitoring the general compensation policies and compensation plans of the Company, as well as the specific compensation levels for executive officers. Executive officers who are also directors have not participated in deliberations or decisions involving their own compensation. Prior to the Company's initial public offering in May 1998, matters within the purview of the Compensation Committee were considered by the full Board.

GENERAL COMPENSATION POLICY

  Under the supervision of the Board of Directors, the Company's compensation policy is designed to attract and retain qualified key executives critical to the Company's growth and long-term success. It is the objective of the Board of Directors to have a portion of each executive's compensation contingent upon the Company's performance as well as upon the individual's personal performance. Accordingly, each executive officer's compensation package is comprised of three elements: (i) base salary which reflects individual performance and expertise, (ii) variable bonus awards payable in cash and tied to the achievement of certain performance goals that the Board of Directors establishes from time to time for the Company and (iii) long-term stock-based incentive awards which are designed to strengthen the mutuality of interests between the executive officers and the Company's stockholders.

  The summary below describes in more detail the factors which the Board of Directors considers in establishing each of the three primary components of the compensation package provided to the executive officers.

BASE SALARY

  The level of base salary is established primarily on the basis of the individual's qualifications and relevant experience, the strategic goals for which he or she has responsibility, the compensation levels at companies which compete with the Company for business and executive talent, and the incentives necessary to attract and retain qualified management. Base salary is adjusted each year to take into account the individual's performance and to maintain a competitive salary structure. Company performance does not play a significant role in the determination of base salary.

CASH-BASED INCENTIVE COMPENSATION

  Cash bonuses are awarded on a discretionary basis to executive officers on the basis of their success in achieving designated individual goals and the Company's success in achieving specific company-wide goals, such as customer satisfaction, revenue growth, earnings growth, expense control and new product introductions.

LONG-TERM INCENTIVE COMPENSATION

  The Company has utilized its stock option plans to provide executives and other key employees with incentives to maximize long-term stockholder values. Awards under this plan by the Board of Directors take the form of stock options designed to give the recipient a significant equity stake in the Company and thereby closely align his or her interests with those of the Company's stockholders. Factors considered in making such awards include the individual's position in the Company, his or her performance and responsibilities, and internal comparability considerations.

  Each option grant allows the executive officer to acquire shares of Common Stock at a fixed price per share (the fair market value on the date of grant) over a specified period of time (up to 10 years). The options typically vest in periodic installments over a four-year period, contingent upon the executive officer's continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if he or she remains in the Company's service, and then only if the market price of the Common Stock appreciates over the option term.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

  Yorgen H. Edholm has served as the Company's President and Chief Executive Officer since 1989. His base salary for fiscal 1998 was $175,000.

  The factors discussed above in "Base Salaries," "Cash-Based Incentive Compensation" were also applied in establishing the amount of Mr. Edholm's salary. Significant factors in establishing Mr. Edholm's compensation were the Company's significant rate and amount of revenue growth, the Company's ability to hire and retain key employees, and the Company's achievement of certain of its goals relative to the introduction of new products and expansion into new markets.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

  The Committee has considered the impact of Section 162(m) of the Internal Revenue Code adopted under the Omnibus Budget Reconciliation Act of 1993, which disallows a deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the CEO and four other most highly compensated executive officers, respectively, unless such compensation meets the requirements for the "performance-based" exception to
Section 162(m). As the cash compensation paid by the Company to each of its executive officers is expected to be below $1 million and the Committee believes that options granted under the Company's 1992 Stock Option Plan, 1998 Stock Option Plan, or 1998 Directors' Stock Option Plan to such officers will meet the requirements for qualifying as performance-based, the Committee believes that Section 162(m) will not affect the tax deductions available to the Company with respect to the compensation of its executive officers. It is the Committee's policy to qualify, to the extent reasonable, its executive officers' compensation for deductibility under applicable tax law. However, the Company may from time to time pay compensation to its executive officers that may not be deductible.

                  Compensation Committee:
                   E. Floyd Kvamme
                   Bernard J. Lacroute
                   Norman L. Vincent

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  None of the members of the Compensation Committee of the Board is currently or has been, at any time since the formation of the Company, an officer or employee of the Company. No executive officer of the Company serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving on the Company's Board or Compensation Committee.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  In June, 1997, the Company issued, in a private placement transaction, an aggregate of 852,269 shares of Series C Preferred Stock at a purchase price of $7.04 per share. Each share of Series C Preferred Stock converted into Common Stock in connection with the Company's initial public offering. The purchasers of the Series C Preferred Stock included, among others, the following directors and 5% stockholders of the Company and persons and entities associated with them:

                                                                    SHARES OF
                                                                    SERIES C
                             INVESTOR(1)                         PREFERRED STOCK
      ---------------------------------------------------------  ---------------
      Kleiner Perkins Caufield & Byers VII (E. Floyd Kvamme and
       Bernard J. Lacroute)(2)(3)..............................      71,022
      Integral Capital Partners(2)(4)..........................      99,431

--------
(1) Shares held by affiliated persons and entities have been aggregated.
(2) Holder is a 5% stockholder.
(3) Includes shares held by Kleiner Perkins Caufield & Byers VII and KPCB Information Sciences Zaibatsu Fund II.
(4) Includes shares held by Integral Capital Partners III, L.P. and Integral Capital Partners International III, L.P.

  In December 1996, Chris Grejtak exercised an option to purchase 50,000 shares of the Company's Common Stock and entered into a Notice of Early Exercise and Restricted Stock Purchase Agreement with respect to such exercise. Mr. Grejtak paid the $0.60 exercise price per share of such shares by delivery of a five year full-recourse promissory note bearing interest at the rate of 6.31% per annum. The note, which is full-recourse, is secured by the shares of Common Stock purchased by Mr. Grejtak. The maximum indebtedness under the note during the year ended March 31, 1998 was $32,403.

  In July 1997, the Company loaned Yorgen Edholm $400,000 pursuant to a full-recourse Secured Promissory Note bearing interest at a rate of 6.07% per annum. The note was repaid in full in December 1997. The maximum indebtedness under the note during the nine months ended December 31, 1997 was $408,877. In June 1994, the Company entered into an agreement with Mr. Edholm providing that, in the case of involuntary termination, Mr. Edholm will be paid a sum equal to eighteen months salary, less applicable withholding.

  In October 1996, the Company entered into an agreement with Mr. Currie providing that, in the case of involuntary termination six months prior to or twelve months after a change in control of the Company, salary will continue to be paid for a period of six months from the date of termination and all stock options and restricted stock then held by Mr. Currie will become fully vested and exercisable.

  In August 1997, the Company entered into an agreement with Ms. Willem providing that, in the case of involuntary termination six months prior to or twelve months after an acquisition of the Company, the vesting of all of the stock options and restricted stock then held by Ms. Willem will accelerate as if an additional year of service had been rendered.

  The Company has entered into indemnification agreements with its officers and directors containing provisions which may require the Company, among other things, to indemnify its officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Company also intends to execute such agreements with its future directors and executive officers.

  Mr. Weeks, one of the Company's directors, is a director of Venture Law Group, A Professional Corporation, which serves as corporate and securities counsel to the Company.

  The Company believes that all of the transactions set forth above were in its best interests. As a matter of policy, the transactions were, and all future transactions between the Company and its officers, directors, principal stockholders and affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested directors on the Board of Directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                            STOCK PERFORMANCE GRAPH

  The following graph compares the cumulative total stockholder return data for the Company's stock for the period from April 30, 1998 (the date on which the Company's stock was first registered under Section 12 of the Securities Exchange Act of 1934, as amended) through June 30, 1998 to the cumulative return over such period of (i) the Nasdaq National Market Composite Index and
(ii) the S&P Computer Software and Services Index. The graph assumes that $100 was invested on April 30, 1998, the date on which the Company completed the initial public offering of its Common Stock, in the Common Stock of the Company and in each of the comparative indices. The graph further assumes that such amount was initially invested in the Common Stock of the Company at a per share price of $11.00, the price to which such stock was first offered to the public by the Company on the date of its initial public offering, and reinvestment of any dividends. The stock price performance on the following graph is not necessarily indicative of future stock price performance.


                     [PERFORMANCE GRAPH APPEARS HERE]


                                S&P COMPUTER
                                SOFTWARE &         BRIO
DATE            NASDAQ          SERVICES INDEX     TECHNOLOGY, INC.
4/30/98               100               100                100
5/07/98         98.219342       94.78899134        143.1818182
5/14/98          99.83676       99.63780646        137.5
5/21/98         97.462013       96.47330269        139.7727273
5/28/98         96.050653        95.8428017        137.5
6/04/98         94.730279       95.31781696        122.7272727
6/11/98         93.649146       95.28109829        108.5227273
6/18/98         94.877463       101.1140044        110.2272727
6/25/98         99.723829       109.8444588        115.9090909

                    COMPARISON OF CUMULATIVE TOTAL RETURN *
                 AMONG THE COMPANY, THE NASDAQ NATIONAL MARKET
       COMPOSITE INDEX AND THE S&P COMPUTER SOFTWARE AND SERVICES INDEX

                                                    APRIL 30, 1998 JUNE 30, 1998
                                                    -------------- -------------
Brio Technology, Inc...............................      $100         $121.59
Nasdaq National Market Composite Index.............       100          101.41
S&P Computer Software and Services Index...........       100          114.28

 * Assumes $100 invested on April 30, 1998 in the Common Stock of the Company and in each of the comparative indices, including reinvestment of dividends.

     DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

  Proposals of stockholders intended to be presented at the Company's next Annual Meeting of Stockholders must be received by Karen Willem, Brio Technology, Inc., 3460 West Bayshore Road, Palo Alto, CA 94303, no later than March 1, 1999.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Exchange Act requires the Company's directors, executive officers and persons who own more than 10% of the Company's Common Stock (collectively, "Reporting Persons") to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and changes in ownership of the Company's Common Stock. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based solely on its review of the copies of such reports received or written representations from certain Reporting Persons that no other reports were required, the Company believes that during its fiscal year ended March 31, 1998, all Reporting Persons complied with all applicable filing requirements.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

  This Proxy Statement incorporates certain documents of the Company by reference that are not presented herein or delivered herewith. Such documents are available to any person, including any beneficial owner, to whom this Proxy Statement is delivered, upon oral or written request, without charge, directed to Linda Griffiths-Forsyth, Brio Technology, Inc., 3460 West Bayshore Road, Palo Alto, CA 94303, (650) 856-8000. In order to ensure timely delivery of the documents, such requests should be made by August 6, 1998.

                                 OTHER MATTERS

  The Board of Directors knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in respect thereof as the proxy holders deem advisable.

  It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.

                                            By Order of the Board of
                                            Directors,

                                            Karen J. Willem
                                            Chief Financial Officer

July 31, 1998
Palo Alto, California

1747-PS-98

                                 APPENDIX A

                                FORM OF PROXY

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                      OF BRIO TECHNOLOGY, INC. FOR THE
          ANNUAL MEETING OF STOCKHOLDERS TO BE HELD AUGUST 12, 1998


     The undersigned stockholder of Brio Technology, Inc., a Delaware corporation, (the "Company") hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated July 31, 1998, and hereby appoints Karen Willem and Tamara MacDuff or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Brio Technology, Inc. to be held at the Hyatt Rickeys, located at 4219 El Camino Real in Palo Alto, California on Wednesday, August 12, 1998, at 10:00 a.m., and at any adjournment or postponement thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

     1.  ELECTION OF DIRECTORS:

          ___  FOR all nominees listed below (except as indicated).

          ___  WITHHOLD authority to vote for all nominees listed below.

     IF YOU WISH TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THAT NOMINEE'S NAME IN THE LIST BELOW:

               Yorgen H. Edholm

               Katherine Glassey

               E. Floyd Kvamme

               Bernard J. Lacroute

               Norman L. Vincent

               Mark B. Weeks


     2. PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING MARCH 31, 1999:

           ____ FOR    ____ AGAINST    ____ ABSTAIN


and, in their discretion, upon such other matter or matters that may properly come before the meeting and any postponement(s) or adjournment(s) thereof.

             PLEASE SIGN ON REVERSE SIDE AND RETURN IMMEDIATELY

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED AS FOLLOWS: (1) FOR THE ELECTION OF DIRECTORS; (2) FOR THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING MARCH 31, 1999; AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.



_______________________________________    Date:__________________________
Signature


_______________________________________    Date:__________________________
Signature

(This proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)